The Pittston Company
                                                1801 Bayberry Court
                                                P.O. Box 18100
                                                Richmond, VA 23226-8100 USA
                                                Tel. 804.289.9600
PRESS RELEASE                                   Fax 804.289.9760

Contact:                                        IMMEDIATE RELEASE
Investor Relations
804.289.9600

                         THE PITTSTON COMPANY ANNOUNCES
                       TEMPORARY COAL PRODUCTION CUTBACKS
                    IN RESPONSE TO ADVERSE MARKET CONDITIONS

      Richmond, VA - April 1, 2002 - The Pittston Company announced today that its coal unit has taken steps to lower production and cut costs in order to reduce the negative impact of adverse coal market conditions.

      Current demand for coal has been reduced due in large part to unusually warm winter weather conditions resulting in unexpectedly low electricity generation. Consequently, the mining operations of Clinchfield Coal Company, Sea "B" Mining Company, Paramont Coal Company and Motivation Coal Company, all in Virginia, have been idled for eight days starting April 1, 2002. In addition, some employees at Motivation Coal Company were temporarily laid off as of April
1. Other employees of Vandalia Coal Company in West Virginia were also laid off as of April 1.

      The Pittston Company continues to actively pursue the sale of these and other coal operations.

                               * * * * * *

      The Pittston Company is a diversified company with interests in security services through Brink's, Incorporated and Brink's Home Security, Inc., global freight transportation and supply chain management services through BAX Global Inc. and mining and minerals exploration through Pittston Coal Company and Pittston Mineral Ventures. Press releases are available on the World Wide Web at www.pittston.com, or by calling toll free (877) 275-7488.